Pricing Supplement dated September 3, 2019 (To Prospectus dated January 24, 2018 and Prospectus Supplement dated October 15, 2018)	Rule 424(b)(2) Registration No. 333-222676

$3,000,000,000

Toyota Motor Credit Corporation

IncomeDriver Notes®

Variable Denomination Floating Rate Demand Notes

Beginning September 3, 2019, the interest rate on the Notes will be 2.50%. Toyota Motor Credit Corporation reserves the right in its sole discretion to change the rate of interest at which the Notes will bear interest. Any change to the interest rate will be disclosed in a subsequent pricing supplement filed with the Securities and Exchange Commission.